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                                                                    EXHIBIT 11.1

                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. Primary and diluted earnings per share are the same for each period presented.


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                                                                                           Three Months Ended December 31,
                                                                                           -------------------------------
Weighted Average Shares Outstanding                                                           1998                 1997
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
Common stock outstanding throughout the period                                              2,841,000            2,832,000
Weighted average exercised options                                                                  -                5,000
Dilutive unexercised stock options (Treasury Stock Method):
       Shares presumed issued at exercise ($1.00 in 1998; $2.25 to $5.50 in 1997)              81,000              197,000
       Less:  Shares repurchased with presumed proceeds at average per
              share price ($1.09 in 1998; $5.48 in 1997)                                      (74,000)            (156,000)
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Weighted average shares outstanding                                                         2,848,000            2,878,000
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
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                                                              (a)            (b)
Per Share Computations                                                     Weighted                  Per Share (a / b)
                                                          Results of        Average             --------------------------
                                                          Operations        Shares                1998           1997
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
Net income  -Three Months Ended
             December 31, 1998                            $   95,000       2,848,000              $ .03

Net loss    -Three Months Ended
             December 31, 1997                            $  (35,000)      2,878,000                           $ (.01)
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